Date:	January 18, 2018

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FOURTH QUARTER 2017 EARNINGS

•	2017 loan growth $171 million or 14.7%

•	Q4 2017 net income of $2.1 million

•	New tax law negatively impacts earnings with a one-time charge, deferred tax write down of $2.7 million

•	Net interest margin of 3.46% for Q4 2017

•	Average shareholders’ equity for Q4 of $211.9 million is 11.64% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income for the fourth quarter of 2017 of $2,120,000 compared to $4,122,000 for the fourth quarter of 2016, a $2,002,000 or 48.6% decrease. Basic and diluted net income per common share was $0.25 and $0.24, respectively for the fourth quarter of 2017 compared to $0.48 for the 2016 quarter. Net income for the fourth quarter of 2017 produced a return on average assets of 0.47%, a return on average equity of 4.00%, and a return on average tangible equity of 5.21%.
Net income for the year ended December 31, 2017 was $15,249,000 compared to $16,301,000 for 2016, a $1,052,000 or 6.5% decrease. Basic and diluted net income per common share was $1.76 for the 2017 period compared to $1.89 for the 2016 period.

Deferred Tax Asset Adjustment
The enactment of the new federal tax law, signed in late December 2017, negatively affected net income for the current quarter and year.

The law provides for the corporate tax rate to be reduced from 35% to 21%. The new tax rates become effective in 2018, but the 2017 enactment requires companies to revalue their deferred tax assets at the new tax rate in 2017. Accordingly, American National recognized a $2.7 million charge ($0.31 per share) to its deferred tax asset and a corresponding increase in income tax expense in the fourth quarter.
Beginning in 2018, income tax expense will be positively affected by the substantial reduction in the corporate tax rate.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “For 2017 we continued to see robust growth in loans. Our loan portfolio grew $171 million or 14.7%. This growth was widespread throughout our markets, but especially evident in our de novo offices and our Guilford County offices.
“Deposits have continued to grow also. They increased $164 million or 12.0%. This growth was also widespread.
“Our national and local economies are improving and market interest rates are increasing. An improving economy and rising rates are good for American National.
“Our continuing challenge in this environment is achieving a reasonable yield on our earnings assets, mostly loans, and maintaining control of the cost of our liabilities, mostly deposits. Rising rates are good for us, but the benefit of those increases is reduced by competition for high quality loan customers and, on the liability side, also reduced by the desire of high volume, high value deposit customers for better returns. The net result is continuing and increasing pressure on net interest margin.
“We are pleased that for the fourth quarter of 2017 our net interest margin was 3.46% compared to 3.45% for the comparable quarter of 2016.
“For 2017 our net interest margin was 3.50% compared to 3.52% for 2016.
“Net income for the fourth quarter of 2017 was $2.1 million or $0.24 per diluted share, a decrease of $2.0 million or 48.6%. Without the impact of the one-time, deferred tax write-down, net income would have been $4.8 million or $0.55 per diluted share, approximately a $700,000 increase.

“Net income for 2017 was $15.2 million or $1.76 per diluted share, a decrease of $1.1 million or 6.5%. Without the impact of the one-time, deferred tax write-down, net income would have been $17.9 million or $2.07 per diluted share, approximately a $1.6 million increase.
“A lot of factors impacted earnings in 2017, but the major driver was the recently enacted tax reform legislation.
“The cut in the tax rate for corporations from 35% to 21% is a good event for the economy. However, the 14% reduction in the statutory tax rate requires every corporation to revalue its deferred tax assets. Deferred taxes are how we reconcile the many differences between income as defined by generally accepted accounting principles and income as defined by the IRS. The short version of this long, technical story is that American National had to write down its deferred tax asset $2.7 million, or $0.31 per share, in December 2017, in advance of receiving the benefit of the tax rate cut, which began in January 2018.
“Notwithstanding the one-time charge to income taxes, the fourth quarter results were excellent. The primary driver was a $1.7 million or 13.6% increase in net interest income, mostly the result of higher interest income on the loan portfolio. Interest income was driven by higher loan volume; average loan volume for the quarter was up $191 million or 17.2%, compared to the first quarter of 2016.”
Haley concluded, “American National has a long and enviable legacy of a strong balance sheet. Over the past three years we have had substantial growth in that balance sheet, while maintaining high asset quality and exceptional capital ratios. We are working hard to continue that strategy. In the meantime, we are seeing improvement in the local economies of our various markets. That should continue to provide us with increasing opportunities to do what we do best – provide our customers with the best possible banking services and products. We look forward optimistically to the opportunities that 2018 will surely provide.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended December 31, 2017, average shareholders’ equity was 11.64% of average assets, compared to 12.39% for the quarter ended December 31, 2016.
Book value per common share was $24.08 at December 31, 2017, compared to $23.37 at December 31, 2016.
Tangible book value per common share was $18.87 at December 31, 2017, compared to $18.08 at December 31, 2016.

Credit Quality Measurements
Non-performing assets ($2,201,000 of non-performing loans, $359,000 of 90 day past due and accruing loans, and $1,225,000 of other real estate owned) represented 0.21% of total assets at December 31, 2017, compared to 0.29% at December 31, 2016.
Annualized net charge offs to average loans were six basis points for the fourth quarter of 2017, compared to zero for the same quarter in 2016.
Other real estate owned was $1,225,000 at December 31, 2017, compared to $1,328,000 at December 31, 2016, a decrease of $103,000 or 7.8%.

Merger Related Financial Impact
The acquisition accounting adjustments related to our two recent acquisitions have had and continue to have a positive impact on net interest income and income before income tax for American National. The impact of these adjustments is summarized below (dollars in thousands):

For the quarter ended December 31,	2017	2016
Net Interest Income	$529	$427
Income Before Income Taxes	$449	$252

For the year ended December 31,	2017	2016
Net Interest Income	$2,114	$2,136
Income Before Income Taxes	$1,586	$1,172

The fourth quarter of 2017 includes $348,000 in cash basis accretion income related to the early payoff of several acquired loans, compared to $123,000 for the comparable quarter of 2016.
For 2017, cash basis accretion income totaled $968,000, compared to $465,000 for 2016.

Net Interest Income
Net interest income before the provision for loan losses increased to $14,363,000 in the fourth quarter of 2017 from $12,646,000 in the fourth quarter of 2016, an increase of $1,717,000 or 13.6%.
For the 2017 quarter, the net interest margin was 3.46% compared to 3.45% for the same quarter in 2016, an increase of 0.01%.
The major drivers affecting margin were:

•	Positively affecting margin was $179.5 million (11.8%) increase in average earning assets, at a 10 basis point higher yield.

•	Positively affecting margin was a $52.3 million (14.6%) increase in average noninterest bearing deposits.

•	Negatively affecting margin was a $98.3 million (35.5%) increase in the average balance of money market deposits, at a 45 basis point higher cost.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the fourth quarter of 2017 was ($74,000) compared to $50,000 for the fourth quarter of 2016, a decrease of $124,000. The negative provision expense in the 2017 quarter was related to the payoff and revaluation of various purchased credit impaired loans and adjustment of their related loss reserves.
The allowance for loan losses as a percentage of total loans was 1.02% at December 31, 2017 compared to 1.10% at December 31, 2016. There was significant growth in the loans in the fourth quarter, a net increase of $41.0 million. The need for additional loan loss provision was mitigated by continued high asset quality, low charge offs, and improvement in various qualitative factors, notably economic, political and regulatory, used in the determination of the allowance.

Noninterest Income
Noninterest income totaled $3,804,000 in the fourth quarter of 2017, compared with $3,721,000 in the fourth quarter of 2016, an increase of $83,000 or 2.2%.
Trust income increased $46,000 (4.8%) from the prior year quarter. Securities gains showed a $47,000 (26.9%) increase from the prior year quarter. Secondary market mortgage income showed an increase of $61,000 (11.2%), related to higher mortgage volume.

Noninterest Expense
Noninterest expense totaled $11,021,000 in the fourth quarter of 2017, compared to $10,360,000 in the fourth quarter of 2016, an increase of $661,000 or 6.4%.
Salaries expense, the largest component, increased $529,000 or 11.3%. This increase resulted primarily due to the addition of eight FTEs during 2017. American National added two mortgage loan originators, a trust officer, and several branch level personnel. On the support side of the bank, additions were made to the credit function, risk, and loan review.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.8 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices and two loan production offices. American National Bank also manages an additional $839 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements or law; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.